Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-148525-01, 333-143150, and 333-52857 on Form S-3, in Registration Statement No. 333-114858 on Form S-4 and in Registration Statement Nos. 333-152505, 333-136920, 333-129176 and 333-129175 on Forms S-8 of our report dated February 25, 2009 (August 5, 2009, as to the effects of the retrospective adoption of Financial Accounting Standards Board Staff Position No. APB 14-1 Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion and the reclassification of the New Zealand operations from held for sale discontinued operations to continuing operations as discussed in Note 2), relating to the consolidated financial statements and financial statement schedule of Rayonier Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adoption of Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion and the reclassification of the New Zealand operations from held for sale discontinued operations to continuing operations), and our report dated February 25, 2009 relating to the effectiveness of the Company’s internal control over financial reporting for the year ended December 31, 2008, appearing in this Current Report on Form 8-K of Rayonier Inc. and subsidiaries.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Jacksonville, FL

August 5, 2009